Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Trinity Biotech plc
We consent to the incorporation by reference in the registration statements on Form F-3 (333-113091, 333-112568, 333-116537, 333-103033, 333-107363 and 333-114099) and in the registration statements on Form S-8 (33-76384, 333-220, 333-5532, 333-7762 and 333-124384) of Trinity Biotech plc of our report dated April 15, 2010, with respect to the consolidated balance sheets of Trinity Biotech plc as of December 31, 2009 and 2008 and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the two year period ended December 31, 2009, which report is included in this annual report (Form 20-F) for the year ended December 31, 2009.
Grant Thornton
Dublin, Ireland
April 15, 2010